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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



Contacts: Melodie Brenner                        Kathleen Bela
          Corporate Communications               Investor Relations
          Lam Research Corporation               Lam Research Corporation
          Phone: 510/572-4523                    Phone: 510/572-4566
          Fax:   510/572-2935                    Fax:   510/572-6454
          e-mail:melodie.brenner@lamrc.com       e-mail:kathleen.bela@lamrc.com


LAM RESEARCH ANNOUNCES REDUCTION IN WORK FORCE AND CORPORATE RESTRUCTURING


FREMONT, Calif., June 24, 1998- Lam Research Corporation (Nasdaq: LRCX), a leading supplier of wafer fabrication equipment to the worldwide semiconductor industry, today announced its intention to restructure the company including a reduction in its global work force of approximately 20 to 25 percent. Further weakening in the order outlook for semiconductor capital equipment is cited as the reason for the action.

The company expects that a restructuring charge will be taken in the range of $55 to $65 million for the quarter ending June 30, 1998, with no anticipated tax benefit. The restructuring charge includes costs related to severance compensation and facilities consolidation, as well as write-off of assets utilized in affected operations. Management noted that the company anticipates meeting analysts' fourth quarter expectations on operating results, excluding the restructuring charge.

"Industry investment has further decreased across all regions. We anticipate current business conditions to continue into calendar 1999, with capital spending in calendar 1998 down as much as 30% over 1997 levels," stated James W. Bagley, Lam's chief executive officer.

"Based on this view of the industry, we have made the decision to realign the company's cost structure while preserving key research and development investments to provide for new products. We will continue to implement new business processes and global customer support strategies as part of our ongoing efforts at improving operating efficiencies. This focus will ensure the company is well positioned when the market recovers," Bagley concluded.


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Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's headquarters are located in Fremont, California. The company's common stock trades on the Nasdaq National Securities Market under the symbol "LRCX." Lam's World Wide Web address is "http://www.lamrc.com."

Safe Harbor

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to the Safe Harbor provisions created thereunder. Such forward-looking statements include, but are not limited to, statements that relate to the company's future revenue and operating expenses, management's plans and objectives for future operations, the effect of any contemplated consolidation or restructuring of operations on the company's future profitability, and a continued downturn in the semiconductor market. Such statements are based on current expectations that may involve other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997 and the Form 10-Q for the quarter ended March 31, 1998. The company assumes no obligation to update the information in this release.